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                                                                   EXHIBIT 10.54

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                  AMENDMENT, dated as of May 5, 1999 (the "Amendment"), to the EMPLOYMENT AGREEMENT, dated as of May 15, 1997, as previously amended on April 28, 1998 (the "Agreement"), between GT Interactive Software Corp. (the "Company") and David Chemerow ("Executive").

                  WHEREAS, the Company and Executive wish to make certain amendments to the Agreement;

                  NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the undersigned hereby amend the Agreement as follows:

1.       Section 2(c) of the Agreement is hereby amended to read as follows:

                  2(c) Place of Performance. During the Agreement Term, Executive shall be based at the Company's principal executive offices, which shall be located in New York City. Executive shall not be required to perform his primary duties at any office other than the Company's principal executive offices nor in any location other than New York City. For purposes hereof, the Company's "principal executive offices" shall be the offices of the Company from which the Chief Executive Officer of the Company conducts his primary duties. Any breach by the Company of the requirements of this paragraph shall constitute a deemed termination of Executive for purposes of Section 5(d)(i) hereof.

2.       Section 5(d) of the Agreement is hereby amended to add a new paragraph
(iv) at the end thereof:

                  The Company has notified Executive that he will no longer serve as its President effective upon the assumption by John Baker of such position. The Company has also notified Executive that, effective September 3, 1999, the Company's principal executive offices will be relocated to Los Angeles, California. The Company acknowledges that each such action constitutes a deemed termination by the Company of Executive's employment for purposes of Section 5(d)(i) hereof. Without limitation of Executive's rights under this Agreement, Executive has agreed that he will remain employed by the Company in its New York offices with the title of consultant until September 3, 1999. During such time, Executive's status will be that of an employee for purposes of all compensation, stock option and employee benefit plans of the Company, and the Company will continue to honor the compensation and benefits obligations under Section 3 of this Agreement. Notwithstanding the foregoing and without requirement of any notice or other action by Executive, effective September 3, 1999, the Company will honor and provide Executive with all of the termination rights and benefits set forth in Section 5(d)(i) and 5(d)(ii) hereof, without
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         limitation of Executive's rights upon the happening of a Change of
         Control pursuant to Section 5(d)(iii) hereof.

                  In all other respects, the terms of the Agreement remain unchanged.

                  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers or trustees as of the date hereof.


GT Interactive Software Corp.               Executive:


By: /s/ THOMAS HEYMANN                      /S/ DAVID CHEMEROW
   -------------------------------          -----------------------------------
Name:  Thomas Heymann                       David Chemerow
Title:  Chairman of the Board and
        Chief Executive Officer